Exhibit 99.1

APOGEE ELECTS NEW DIRECTOR

MINNEAPOLIS, MN (January 12, 2016) – Apogee Enterprises, Inc. (Nasdaq:APOG), which provides distinctive solutions for enclosing commercial buildings and framing art, today announced election of a new director, Patricia K. Wagner, 53, president and chief executive officer of Sempra U.S. Gas & Power, a subsidiary of Sempra Energy, a Fortune 500 energy services holding company.

“Patti is a proven leader who successfully drives results and effects change at Sempra U.S. Gas & Power, which had 2014 reported revenues of approximately $1 billion. She also brings expertise in operations, accounting and finance, audit and information technology,” said Bernard P. Aldrich, Apogee chairman. “Her knowledge and experience will be invaluable as Apogee executes its strategies focused on growing the company to $1.3 billion with an operating margin of at least 12 percent in our fiscal 2018.”

In 1995, Wagner joined Sempra Energy and since 2014 has led Sempra U.S. Gas & Power, a leading developer and generator of renewable energy and natural gas solutions, and operator of power plants, natural gas storage facilities, pipelines and distribution utilities. Previously Wagner served in several leadership positions for the Sempra Energy family of companies. Prior to joining Sempra Energy in 1995, Wagner held management positions at Fluor Daniel, one of the world’s largest, publicly owned engineering, procurement, construction and maintenance services companies. She also worked for McGaw Laboratories and Allergan Pharmaceuticals.

She will serve on the Apogee board of directors audit committee and is a Class I director who will stand for reelection at the 2017 annual meeting. With the addition of Wagner, the Apogee board currently has 10 members.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products, services and systems for the architectural and picture framing industries.

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com